Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

Prospect Flexible Income Fund, Inc.

New York, New York

We hereby consent to the use, in the Securities Act File No. 333-230251, Post-Effective Amendment No. 3 on Form N-2 (the “Registration Statement”), of our report dated September 27, 2019 relating to the June 30, 2019 financial statements of TP Flexible Income Fund, Inc. (now known as Prospect Flexible Income Fund, Inc.), which is contained in such Registration Statement filed on August 6, 2020.

We also consent to the incorporation by reference of our report dated March 13, 2019, relating to the Senior Securities table on page 98 of this Registration Statement on Form N-2, which is incorporated by reference in Exhibit (n)(3) to the Registration Statement and references to our firm under the captions “Senior Securities” and “Independent Registered Public Accounting Firm”.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

August 6, 2020